UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 24, 2007
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
8725 W. Higgins Road, Suite 400
Chicago, IL 60631
(Address of Principal Executive Offices, including Zip Code)
(773) 243-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On June 19, 2007, the company filed a Current Report on Form 8-K describing exit activities with respect to specific product line operations in Dublin, Ireland. On July 25, 2007, the company filed a Current Report on Form 8-K that updated the previously filed report. This Current Report on Form 8-K updates the previously filed reports, based on additional information known to or determined by the company as of October 24, 2007.
Section 2: Financial Information
Item 2.05 Costs Associated with Exit or Disposal Activities
     On June 14, 2007, the company announced to its customers and certain affected employees that it is exiting operations related to its UMTS iVET antenna product line, effective immediately. The company closed its research and development facility in Dublin, Ireland as well as a related engineering satellite office in the United Kingdom, and discontinued the UMTS portion of its contract manufacturing, which was located in St. Petersburg Russia. These actions terminate twelve redundant employee positions in Ireland and three redundant employee positions in the United Kingdom. The facilities and employees affected by the company’s closure decision were originally part of the company’s acquisition of Sigma Wireless Ltd. in July 2005. The result of these restructuring activities lowered research and development and general and administrative costs $0.5 million in the third quarter, as compared to the second quarter 2007.
     The company recorded a cumulative $1.9 million of restructuring costs in its income statement in the second and third quarters of 2007 related to the exit of its UMTS iVET antenna product line. The major components of the expense are $2.3 million of gross cash-based restructuring charges plus $0.7 million of asset impairments, offset by $1.1 for the sale of assets.
     The cost categories of the $2.3 million of cash-based restructuring costs are: $0.4 million of employee severance; $0.1 million of future lease payments; $0.1 million of office clean up costs; and $1.7 million in contract manufacturing obligations, primarily related to inventory in the supply chain.
     The company recovered $1.1 million through the sale of assets. The major components were the last time purchase of inventory for $0.5 million and the sale of intangible assets for $0.6 million.
     The company is continuing its efforts to sell off fixed assets and raw material inventory, which if successful, will further offset the restructuring costs and asset impairments outlined in this disclosure. Management does not have an estimate at this time how much, if any, the selling off of fixed assets and raw material inventory will bring.
     The company will update this filing in the future as more information becomes available.
Item 2.06 Material Impairments
     The company incurred in the second quarter of 2007 $0.7 million of non-cash asset impairments in connection with the exiting of the UMTS iVET antenna product line. The categories of asset impairment are: $0.8 million of inventory; $0.5 million of fixed assets; $0.1 million of prepaid assets; $1.1 million of intangible assets related to purchase accounting of the Sigma Wireless acquisition in 2005; offset by a $1.8 million realization of comprehensive loss related to foreign currency translation of the Irish entity that was substantially liquidated in the second quarter.
     The company will update this filing in the future as more information becomes available.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 24, 2007

PCTEL, INC.
By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer